Exhibit 99.1
Sesen Bio Appoints Drug Development Expert, Dennis Kim, M.D., MPH, as Chief Medical Officer
CAMBRIDGE, Mass., Dec. 3, 2018 – Sesen Bio, Inc. (Nasdaq: SESN), a late-stage clinical company developing targeted fusion protein therapeutics for the treatment of people with cancer, today announced the appointment of Dennis Kim, M.D., MPH, as chief medical officer. In this role, Dr. Kim will oversee the continued Phase 3 development of Vicinium, Sesen Bio’s lead targeted fusion protein, for patients with high-grade non-muscle invasive bladder cancer (NMIBC), as well as preparations for a marketing authorization submission and pre-commercial activities.
“We are thrilled to welcome Dennis to the Sesen Bio team and look forward to leveraging his deep drug development experience, particularly as we approach both six and 12-month data readouts from our VISTA Trial of Vicinium,” said Dr. Thomas Cannell, president and chief executive officer of Sesen Bio. “Dennis has an extensive track record of leading product candidates through development to approval and commercial launch. As the Vicinium program advances, his leadership will be instrumental in helping us bring this novel treatment to patients in need and achieving our mission of saving and renewing the lives of people with cancer.”
Dr. Kim brings significant drug development and commercialization experience to Sesen Bio’s leadership team. He has played key roles in both the approval and commercial launch of more than 10 products in oncology and immunology. Prior to joining Sesen Bio, Dr. Kim held senior and leadership roles at Ipsen, Spectrum, Novartis, Biogen Idec, and Amgen. Previously, Dr. Kim was an Epidemic Intelligence Service Officer at the Centers for Disease Control and Prevention where he played active roles in environmental and infectious disease studies. Dr. Kim earned his bachelor’s degree in chemistry and biology from Harvard, his M.D. from Stanford University and his MPH from the University of California, Los Angeles.
“I am highly encouraged by the data generated to date with Vicinium in high-grade non-muscle invasive bladder cancer, and believe this therapy has the potential to change the way we treat bladder cancer,” said Dr. Kim. “I am excited to work with the Sesen Bio team and board of directors to help propel Vicinium towards a potential approval so that we can help the many patients, and their families and physicians, who need a new and effective treatment option for this devastating cancer.”

In connection with the appointment of Dr. Kim, Sesen Bio entered into an employment agreement with Dr. Kim that, among other things, provides for the grant of a non-statutory stock option outside of Sesen Bio’s 2014 Stock Incentive Plan as an inducement material to Dr. Kim’s entering into employment with Sesen Bio in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4). The stock option to purchase 425,000 shares of the company’s common stock is being granted effective as of December 3, 2018. The stock option grant was approved by the independent compensation committee of the board of directors in accordance with Nasdaq Stock

Market Listing Rule 5635(c)(4). This stock option will have an exercise price per share equal to the closing price per share of Sesen Bio’s common stock on The Nasdaq Global Market on December 3, 2018. The stock option will have a ten-year term and will vest over a four-year period, with 25 percent of the shares underlying the stock option award vesting on the first anniversary of the date of grant and an additional 6.25 percent of the shares underlying the stock option vesting at the end of each successive three-month period following the one-year anniversary of the date of grant of the stock options, subject to Dr. Kim’s continued service with the company through the applicable vesting dates.

About Sesen Bio
Sesen Bio, Inc. is a late-stage clinical company advancing targeted fusion protein therapeutics for the treatment of cancer. The company’s lead program, Vicinium™, also known as VB4-845, is currently in a Phase 3 registration trial, the VISTA Trial, for the treatment of high-grade non-muscle invasive bladder cancer. Twelve-month data from the trial are anticipated in mid-2019. Vicinium incorporates a tumor-targeting antibody fragment and a protein cytotoxic payload into a single protein molecule designed to selectively and effectively kill cancer cells while minimizing toxicity to non-cancerous bladder cells. For more information, please visit the company’s website at www.sesenbio.com.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, the possibility that the three-month or six-month data of the Phase 3 VISTA Trial are not indicative of final clinical results and final clinical trial results may not be positive with regard to the safety or efficacy of Vicinium, our ability to successfully develop our product candidates and complete our planned clinical programs, our ability to obtain marketing approvals for our product candidates, expectations regarding our ongoing clinical trials, availability and timing of data from clinical trials, whether interim results from a clinical trial will be predictive of the final results of the trial, the adequacy of any clinical models, expectations regarding regulatory approvals and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Contacts:
Monique Allaire, THRUST Strategic Communications
monique@thrustir.com
617-895-9511

Alicia Davis, THRUST Strategic Communications
alicia@thrustir.com